Exhibit 5

[Letterhead of Willkie Farr & Gallagher LLP]

August 7, 2012

Ventas, Inc.
353 N. Clark Street, Suite 3300
Chicago, Illinois 60654

Re:                             Ventas, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Ventas, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of an aggregate of 11,311,176 shares of common stock, par value $0.25 per share (the “Shares”), issuable pursuant to the terms of the Ventas, Inc. 2012 Incentive Plan (the “Plan”).

As counsel to the Company, we have examined such documents as we have considered necessary for purposes of this opinion, including (i) the Registration Statement, (ii) the certified copies of the certificate of incorporation (as amended) and by-laws (as amended) of the Company, (iii) the Plan, and (iv) such other documents and matters of law as we have deemed necessary in connection with the opinions hereinafter expressed.

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined.  In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; and (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

The foregoing opinion is subject to the following assumptions, qualifications and exceptions:

1.                                      The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the Federal laws of the United States as in effect on the date of this opinion typically applicable to transactions of the type contemplated by this opinion and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

2.                                      This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations.  We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP